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                                                                     EXHIBIT 8.4

                                 April 21, 1997


Equity Residential Properties Trust
Two North Riverside Plaza
Chicago, Illinois  60606


          Re:  Tax Opinion for S-4 Registration Statement - REIT Status
               --------------------------------------------------------

Ladies and Gentlemen:

     In connection with the proposed merger of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), with and into Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford" or the "Surviving Trust"), which shall thereafter be named "Equity Residential Properties Trust", pursuant to the Joint Proxy Statement/Prospectus/Information Statement (the "Joint Proxy Statement/Prospectus"), included in the Registration Statement on Form S-4 (File No. 333-24653), filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), you have requested our opinion, as counsel to Wellsford, concerning the qualification and taxation of Wellsford as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the taxable years ending December 31, 1992 through December 31, 1996. Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Joint Proxy Statement/Prospectus.

     In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents");

     (a)  The Joint Proxy Statement/Prospectus; and

     (b) Such other documents as may have been presented to us by Wellsford from time to time.

     In addition, we have relied upon Wellsford's certificate, dated April 21, 1997 (the "Officer's Certificate"), executed by a duly appointed officer of Wellsford, setting forth certain representations relating to the organization and operation of Wellsford before the Merger. For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In the course of our representation of Wellsford, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer's Certificate or of the Reviewed Documents in a material way.
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April 21, 1997
Page 2


     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     In rendering our opinion, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: (i) prior to the Merger, Wellsford has been operated in the manner described in the organizational documents and in the Joint Proxy Statement/Prospectus, and all terms and provisions of such agreements and documents have been complied with by all parties thereto; (ii) Wellsford and the Surviving Trust are validly organized and duly formed real estate investment trusts under the laws of the State of Maryland; and (iii) there will be no change in the applicable laws of the State of Maryland, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, the qualification and taxation of Wellsford as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various disqualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of Wellsford for any one taxable year will satisfy such requirements.

     Based upon and subject to the foregoing, it is our opinion that Wellsford was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for the taxable years ended December 31, 1992 through December 31, 1996.

     Other than as expressly stated above, we express no opinion on any issue relating to Wellsford and the Surviving Trust or to any investment therein.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.
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April 21, 1997
Page 3


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion letter is being delivered solely for the purposes of satisfying the condition set forth in Section 6.2(d) of the Merger Agreement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and except as provided above, may not be quoted, in whole or in part, or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


                                    Very truly yours,



                             /s/ Robinson Silverman Pearce Aronsohn & Berman LLP